The Tocqueville Trust
(the “Trust”)
Registration # 811-04840
Form N-SAR
Semi-Annual Period Ended April 30, 2015

Sub-Item 77C:  Matters submitted to a vote of security holders

A Special Meeting of Shareholders of The Tocqueville Trust (the “Trust”) was held on February 2, 2015 (the “Special Meeting”) at the offices of Tocqueville Asset Management L.P., the investment adviser to the Trust.

The purpose of the meeting was to elect eight Trustees to serve on the Trust’s Board of Trustees until their resignation, retirement, death or removal or until their respective successors are duly elected and qualified (the “Proposal”).

A total of 91,156,987 shares were present in person or by proxy at the Special Meeting.  Shareholders of all Funds voted together as a single class on the Proposal.

The tabulation of the shareholder votes rendered the following results (in shares):

Number of Shares Voted

For
Against
Abstain
Charles W. Caulkins
89,424,812
-
1,732,175
Alexander Douglas
89,450,278
-
1,706,709
Charles F. Gauvin
89,424,186
-
1,732,801
James W. Gerard
88,957,404
-
2,199,583
William F. Indoe
89,315,427
-
1,841,561
Robert W. Kleinschmidt
89,391,883
-
1,765,105
William J. Nolan III
77,316,033
-
13,840,954
Francois D. Sicart
89,307,706
-
1,849,282

Accordingly, the proposal was approved by the Funds’ shareholders.  No Trustees other than these elected are now in office.